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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SURECARE REACHES AGREEMENT WITH BAYER CORPORATION
-COMPANY RESOLVES PENDING LITIGATION AND FORGES AHEAD
         WITH STRATEGIC INITIATIVES-

HOUSTON, TX. - MAY 20, 2002 - MEDIQUIK SERVICES, INC. (OTC BB:MDQK), A LEADING PROVIDER OF DISTRIBUTED healthcare, today announced that the Company has executed an agreement with Bayer Corporation concerning pending litigation.

The terms include a thirty-nine (39) month pay out including interest with discounts for early payment.

"We are pleased to have reached agreement on this material legal issue. The previously announced $5 million private placement commitment enabled us to reach an acceptable settlement. Surecare is aggressively pursuing its strategic plan and renaissance as a distributed healthcare provider, and is very pleased to discharge this uncertainty as an obstacle to our success, " stated Robert Teague, Chief Executive Officer.

MediQuik Services, Inc. dba SureCare (www.surecare.md), is a growing distributed healthcare company that provides cost savings to healthcare organizations. Distributed healthcare is a disease-focused linkage of goods distribution with consumer education and experience, while collecting and distributing important clinical outcome data. By providing high quality healthcare resources to the consumer, SureCare seeks to reduce the cost of chronic diseases while improving the consumers' experience. SureCare is also licensed as a durable medical equipment provider for both Medicare and Medicaid programs, and has recently received licensure as a pharmacy in the State of Texas.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934. Investors are cautioned that all statements included in this press release which concern the Company and its operations, other than statements of historical fact, are forward-looking statements. Although the Company believes that forward-looking statements contained herein are reasonable, there can be no assurance that the forward-looking statements included herein will be correct or accurate. The inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

Contact:

Cynthia DeMonte
DeMonte Associates
212-473-3700
www.demonte.com
cdemonte@aol.com